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August 29, 2002



Dear Shareholder:


As you may have read, on Monday August 19, 2002, a fire broke out at Santana Row, Federal Realty's mixed-use development in San Jose, California. While the fire was severe, it caused no loss of life or injury. Many stories, some correct and others incorrect, about the Santana Row fire were reported in the local and national media in the days following the incident. We want to take this opportunity to provide you with the best information we have today about the fire and its impact on the Santana Row development and Federal Realty Investment Trust.

First, let us reiterate that Federal Realty Investment Trust remains on very solid footing. Our strong second quarter 2002 operating results, reported on August 12, demonstrated the strength and resiliency of our 58 community and neighborhood shopping centers and 56 urban retail and mixed-use properties, which in total represent $1.8 billion, or 85% of the Trust's real estate assets. These robust operating results, in a difficult economic environment, once again confirm Federal Realty's ownership of the premier shopping center portfolio in the REIT universe.

With respect to the Santana Row fire, damage was isolated to building seven, one of nine buildings comprising Phase I of the development. Located on the southwest side of the property, building seven housed approximately 87,000 square feet of retail space (approximately 16% of the Phase I total) and 246 residential units (approximately 49% of the Phase I total). While the residential space in building seven was damaged beyond repair, the damage to the retail space appears to be limited to smoke and water damage.

Santana Row is well insured, with $250 million of builders risk insurance, including up to one year of rent loss insurance and $52 million of liability insurance through Zurich Insurance and Westchester Fire Insurance, both well-respected insurance companies. The Trust's goal is to utilize the insurance proceeds from the fire to rebuild a residential component to building seven.

Building seven's retail space was scheduled to open on September 19, 2002, while the residential units were scheduled for delivery beginning in the first quarter of 2003. As a result of the fire, the opening date for Santana Row has been changed to November 7, 2002, with building seven anticipated to come on-line some time after that.

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Only one week has passed since the fire has been extinguished, and as a result we don't yet have answers to all of the questions you might have. Our management team remains committed to keeping all of the Trust's constituencies informed of new developments as information comes available. Information will be updated through widely distributed press releases, and will be available on Federal Realty's web site (www.federalrealty.com).
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The Santana Row fire represents a short-term setback for the Trust, not unlike many other challenges the Trust has faced in its 40 year history. As we have in the past, we will overcome this challenge and emerge stronger in the process. Federal Realty's growth prospects and future outlook are brighter than ever, and as a result we remain confident in the Trust's ability to extend its 34 year history of dividend increases, the longest such history in the REIT sector.

Thank you for your continued support.

Sincerely,




Steven J. Guttman                          Donald C. Wood
Chairman and Chief Executive Officer       President and Chief Operating Officer